Exhibit 5.16

CONSENT OF GUOLIANG MA

The undersigned hereby consents to the use of the undersigned’s name and the technical and scientific information which is included in, or incorporated by reference into, this Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Silvercorp Metals Inc.

/s/ Guoliang Ma
Name: Guoliang Ma, P.Geo.
Date: September 4, 2025